Page 1 of 10 pages

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. _______)*

QUEENSTAKE RESOURCES LTD.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

748310-10-9
(CUSIP Number)

July 1, 2003
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     Rule 13d-1(b)

     Rule 13d-1(c)

     Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Schedule 13G

CUSIP No. 748310-10-9

Queenstake Resources Ltd.

Page 2 of 10 pages

1

 NAME OF REPORTING PERSON
 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

AngloGold Limited

2

 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)

(b)

3

 SEC USE ONLY

4

 CITIZENSHIP OR PLACE OF ORGANIZATION

The Republic of South Africa

5

  SOLE VOTING POWER

0

6

   SHARED VOTING POWER

22,400,000

7

  SOLE DISPOSITIVE POWER

0

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

8

  SHARED DISPOSITIVE POWER

22,400,000

9

 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

22,400,000

10

 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

 (SEE INSTRUCTIONS)

11

 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.2%

12

  TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

CO

Schedule 13G

CUSIP No. 748310-10-9

Queenstake Resources Ltd.

Page 3 of 10 pages

1

 NAME OF REPORTING PERSON
 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

AngloGold (Jerritt Canyon) Corp.

2

 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)

(b)

3

 SEC USE ONLY

4

 CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

5

  SOLE VOTING POWER

0

6

   SHARED VOTING POWER

22,400,000

7

  SOLE DISPOSITIVE POWER

0

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

8

  SHARED DISPOSITIVE POWER

22,400,000

9

 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

22,400,000

10

 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

 (SEE INSTRUCTIONS)

11

 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.2%

12

  TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

CO

Schedule 13G

CUSIP No. 748310-10-9

Queenstake Resources Ltd.

Page 4 of 10 pages

Item 1.

(a)
Name of Issuer:  Queenstake Resources Limited

(b)
Address of Issuer's Principal Executive Offices:  712C 12th Street

New Westminster, B.C. V3M 4J6

Item 2.

(a)
Name of Person Filing:  AngloGold Limited

(b)
Address of Principal Business Office:  11 Diagonal Street
Johannesburg, 2001
South Africa

(c)
Citizenship:  The Republic of South Africa

(d)
Title of Class of Securities:  Common Stock

(e)
CUSIP Number:  748310-10-9

-------------------------------------------------------------------------------------------------------

(a)
Name of Person Filing:  AngloGold (Jerritt Canyon) Corp.

(b)
Address of Principal Business Office:  7400 E. Orchard Road, Suite 350
Greenwood Village, Colorado 80111

(c)
Citizenship:  Delaware

(d)
Title of Class of Securities:  Common Stock

(e)
CUSIP Number:  748310-10-9

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)
  Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)
  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)
  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

Schedule 13G

CUSIP No. 748310-10-9

Queenstake Resources Ltd.

Page 5 of 10 pages

(d)
  Investment company registered under section 8 of the Investment Company
Act of 1940 (15 U.S.C. 80a-8).
(e)
  An investment adviser in accordance with  240.13d-1(b)(ii)(E).
(f)
  An employee benefit plan or endowment fund in accordance with
 240.13d-1(b)(1)(ii)(F).
(g)
  A parent holding company or control person in accordance with
 240.13d-1(b)(1)(ii)(G).
(h)
  A savings association as defined in Section 3(b) of the Federal Deposit
Insurance Act (12 U.S.C. 1813).
(i)
  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.
80a-3).
(j)
  Group, in accordance with  240.13d-1(b)(1)(ii)(J).
Item 4.  Ownership

(a)
Amount Beneficially Owned:  22,400,000

(b)
Percent of Class:  9.2%

(c)
Number of shares as to which such person has:

(i)  Sole power to vote or to direct the vote:  0

(ii)  Shared power to vote or to direct the vote:  22,400,000

(iii) Sole power to dispose or to direct the disposition of:  0

(iv) Shared power to dispose or to direct the disposition of:  22,400,000

Item 5.  Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Schedule 13G

CUSIP No. 748310-10-9

Queenstake Resources Ltd.

Page 6 of 10 pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being
Reported on By the Parent Holding Company:

See Exhibit 99.1

Item 8.  Identification and Classification of Members of the Group:

Not Applicable.

Item 9.  Notice of Dissolution of Group:

Not Applicable

Item 10.  Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G

CUSIP No. 748310-10-9

Queenstake Resources Ltd.

Page 7 of 10 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 10, 2003

ANGLOGOLD LIMITED

By:
/s/ J G Best
Signature

Jonathan Gourlay Best
Finance Director
Name/Title

Dated:  July 10, 2003
ANGLOGOLD (JERRITT CANYON) CORP.

By:
/s/ D C Ewigleben
Signature

Donald C Ewigleben
Vice President
Name/Title

Page 8 of 10 pages

INDEX TO EXIBITS

Exhibit No.                                                                      Exhibit
99.1
Item 7 Information for AngloGold Limited
and AngloGold (Jerritt Canyon) Corp.

99.2
Joint Filing Agreement

Page 9 of 10 pages

EXHIBIT 99.1

ITEM 7 INFORMATION

AngloGold (Jerritt Canyon) Corp. is a wholly owned subsidiary of AngloGold
North America Inc., which is a wholly owned subsidiary of AngloGold USA Incorporated, which is a wholly owned subsidiary of AngloGold North American Holdings Limited, which is a wholly owned subsidiary of AngloGold American Investments Ltd, which is a wholly owned subsidiary of AngloGold Limited, the parent holding company.

Page 10 of 10 pages

EXHIBIT 99.2

JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any amendments thereto) with respect to the shares of Common Stock of Queenstake Resources Ltd., and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

The undersigned have executed this Agreement as of the 10th day of July 2003.

ANGLOGOLD LIMITED

By:
/s/ J G Best
Signature

Jonathan Gourlay Best
Finance Director
Name/Title

ANGLOGOLD (JERRITT CANYON) CORP.

By:
/s/ D C Ewigleben
Signature

Donald C. Ewigleben
Vice President
Name/Title